                Exhibit 99.2

NEWS RELEASE

FOR FURTHER INFORMATION:

GREGORY K. CLEVELAND

TELEPHONE: (602) 852-3526

TRACY SCOTT

TELEPHONE: (701) 250-3040

WEBSITE: www.bnccorp.com

BNCCORP NAMES MARK SHEFFERT AS LEAD DIRECTOR

BISMARCK, ND October 27, 2006 – BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and wealth management businesses in Arizona, Minnesota, North Dakota, and Colorado, announced today that its Board of Directors has appointed Mark W. Sheffert as Lead Director. The announcement was made by Tracy J. Scott, Chairman of BNCCORP’s Board of Directors.

Mr. Sheffert, age 58, has been a Director of BNCCORP since 2004 and serves on the Company’s Nominating Committee and Compensation Committee. As Lead Director, a newly created position, he will preside over meetings of the independent directors and provide Board leadership on other matters from time to time as needed.

“We are pleased and honored that Mark Sheffert has agreed to take on additional responsibilities as Lead Director on our Board. This is an important position that reflects our commitment to strong corporate governance, and Mark is extremely well qualified for his new role,” said Mr. Scott.

Mr. Sheffert is the founder, Chairman and Chief Executive Officer of Manchester Companies, Inc., a private investment banking and management advisory firm based in Minneapolis. He is a nationally recognized business advisor on financial, strategic and corporate leadership issues. Prior to establishing Manchester, Mr. Sheffert was President of First Bank System (now U.S. Bank), a $28 billion bank holding company. He previously served as Chairman of First Trust, one of the nation’s largest trust companies. Prior to First Bank, Mr. Sheffert was President and Chief Operating Officer of a Midwestern-based insurance company. He has served as a member of the Board of Directors of several NYSE and NASDAQ-listed public companies and has been an adjunct professor, panel member and featured presenter for such organizations as the American Bankers Institute, Association of Bank Holding Companies, American Bar Association and the University of Minnesota.

About BNCCORP, Inc.

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing banking, insurance and wealth management services to business and consumer in its local markets. The Company operates 28 locations in Arizona, Minnesota, North Dakota, and Colorado through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

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